           The undersigned, Laurence A. Schiffer, hereby certifies that set forth below is a true, accurate, correct and complete copy of the Articles of Incorporation of PGI Incorporated, as amended through December 22, 1997 (except for the Certificate of the Designation, Powers, Preferences and Relative Rights and the Qualifications, Limitations or Restrictions thereof which have not been set forth in the Articles of Incorporation as amended, of the Class A Cumulative Preferred Stock, effective as of March 24, 1987 (filed as Exhibit 3.2 to the Registrant's Form 10-K Annual Report for the year ended December 31, 1986)), and that there have been no other amendments thereto through the date hereof and that such Articles of Incorporation as amended remain in full force and effect on and as of the date hereof.


                                    /s/ Laurence A. Schiffer
                                    ------------------------------------------
                                    Laurence A. Schiffer, Secretary,
                                    PGI Incorporated

August 14, 1998

                           ARTICLES OF INCORPORATION
                                    OF
                              PGI INCORPORATED

                             AS AMENDED THROUGH
                              DECEMBER 22, 1997


                                  ARTICLE I
                                  ---------

      The name of this corporation shall be:  PGI Incorporated.


                                  ARTICLE II
                                  ----------

      The general nature of the business to be transacted shall be:

            (a) To acquire, by purchase or in any other manner, own, hold, maintain, work, develop, sell, convey, lease, mortgage, exchange, improve and in any other manner to deal in and with property, real, personal and mixed, tangible and intangible, of every kind, nature and description wherever located, and any interest or right therein of any kind, nature or description.

            (b) To engage in the business of a holding company and to acquire by purchase or in any other manner any mercantile, commercial or other business, trade or enterprise, and any interest therein, to enter into and engage in any such business, trade or enterprise, and to do all things appropriate thereto.

            (c) To engage in the general contracting, construction, and manufacturing business for the construction and manufacture of any and all types of buildings, structures and products of every kind, nature and description, and to buy, sell, manufacture, trade in and otherwise deal with any and all types of buildings, structures and products.

            (d) To do any and all of the above activities, directly or indirectly, alone or in combination with others, through participation in partnerships, joint ventures, trusts or any other form of business entity, as principal or as agent or broker for others.

            (e) To carry on any business, occupation, undertaking or enterprise and to exercise any power of authority which may be done by a private corporation organized and existing under and by virtue of Chapter 608, Florida Statute, 1967, and it being the intention that this corporation may conduct and transact any business lawfully authorized and not prohibited by Chapter 608, Florida Statute, 1967.


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                                  ARTICLE III
                                  -----------

      The maximum number of shares of capital stock which this corporation is authorized to issue or to have outstanding at any time shall be Thirty Million (30,000,000) shares of which Twenty Five Million (25,000,000) shares shall be common stock of $.10 par value, and Five Million (5,000,000) shares shall be preferred stock of $1.00 par value.

      Each holder of common stock shall have one vote for each share of stock held. At all elections of directors of the corporation each holder of stock possessing voting power shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, but shall not have the right to cumulate such votes.

      The whole or any part of the capital stock of this corporation shall be payable in lawful money of the United States of America, property, or services at a valuation to be fixed by the directors of the corporation, provided, however, that such valuation be at least equivalent to the full par value of the stock so to be issued.

      No holder of shares of any class of stock of this corporation shall have any preemptive or preferential right to subscribe for, purchase, or otherwise acquire or receive any shares of any class of stock hereafter issued by this corporation, whether now or hereafter authorized, or any shares of any class of stock of this corporation now or hereafter acquired and held by this corporation as treasury stock and subsequently reissued and sold or otherwise disposed of, or any bonds, certificates of indebtedness, notes, or any other securities convertible into or exchangeable for, or any warrants or rights to purchase or otherwise acquire, any shares of any class of stock of this corporation, whether now or hereafter authorized.

      The preferred stock may be issued from time to time in one or more series, upon resolution or resolutions providing for such series adopted by the Board of Directors, with such distinctive designations as shall be stated in such resolution or resolutions. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and provisions of this Article III, the designation, rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

      (a) the number of the shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

      (b) the dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;

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      (c)   the right, if any, of the corporation to redeem shares of such series and the terms and conditions of such redemption including the redemption price;

      (d) the rights of shares in case of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of such series;

      (e) the voting rights, if any, for such series and the terms and conditions under which such voting rights may be exercised;

      (f) the obligation, if any, of the corporation to retire shares of such series pursuant to a retirement or sinking fund or fund of a similar nature and the terms and conditions of such obligation;

      (g) the terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes or of any other series of preferred stock, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

      (g) any other rights, preferences or limitations of the shares of such series as may be permitted by law.


                                  ARTICLE IV
                                  ----------

      The amount of capital with which this corporation will begin business will be not less than Five Hundred Dollars ($500.00).


                                  ARTICLE V
                                  ---------

      This Corporation is to have perpetual existence.


                                  ARTICLE VI
                                  ----------

      The principal office of the corporation shall be at 1796 West Marion Avenue, Punta Gorda, Florida.

                                  ARTICLE VII
                                  -----------

      The Board of Directors of the corporation shall be comprised of eight
(8) members, all of whom shall be elected annually. The number of directors may be increased or decreased from time to time in the manner provided in the By-Laws. Whenever any vacancy on the Board of

                                    -3-
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Directors shall occur due to death, resignation, retirement, removal, increase in the number of directors or otherwise, a majority of directors in office, although less than a majority of the entire Board, may fill the vacancy or vacancies for the balance of the unexpired term or terms, at which time a successor or successors shall be duly elected by the shareholders and shall qualify.


                                  ARTICLE VIII
                                  ------------

      The names and post office addresses of the first Board of Directors, who, subject to the provisions of the Certificate of Incorporation, the by-laws and the corporation laws of the State of Florida, shall hold office for the first year of the corporation's existence, or until their successors are elected and have qualified, are as follows:

            NAME                                ADDRESS

            Wilber H. Cole                      6021 Maynada Street
                                                Coral Gables, Florida

            Mark Marks                          1905 N. E. 124th Street
                                                North Miami, Florida

            Beatrice M. Marks                   1905 N. E. 124th Street
                                                North Miami, Florida


                                  ARTICLE IX
                                  ----------

      The names and post office addresses of each subscriber to the Certificate of Incorporation and the number of shares that each agree to take are as follows, to-wit:

      NAME                    ADDRESS                       SHARES

      Wilber H. Cole          6021 Maynada Street           667 Common -
                              Coral Gables, Florida         No par $167.00

      Mark Marks              1905 N. E. 124th Street       667 Common -
                              North Miami, Florida          No par $167.00

      Beatrice M. Marks       1905 N. E. 124th Street       666 Common -
                              North Miami, Florida          No par $167.00


      The proceeds of the stock subscribed for will be at least as much as the amount necessary to begin business.

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                                  ARTICLE X
                                  ---------

      No shareholder shall have a pre-emptive right to purchase any new or additional shares of the corporation, whenever issued by the corporation, whether sold for cash or issued for other consideration, and whether of the same kind, class or series which the shareholder already holds.


                                  ARTICLE XI
                                  ----------

      The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                    -5-